Q-MED, INC.
                             A DELAWARE CORPORATION
                            SCHEDULE OF SUBSIDIARIES

               Heart Map, Inc., a Delaware corporation, 83% owned.

     Interactive Heart Management Corp., a Delaware corporation, 100% owned.

  HeartMasters LLC, a Delaware Limited Liability Company, 50% owned indirectly